Exhibit 2.1
                                                                     -----------
                                                                  Execution Copy


                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 APRIL 28, 2002

                                      AMONG

                                  ANTHEM, INC.,

                            AI SUB ACQUISITION CORP.

                                       AND

                             TRIGON HEALTHCARE, INC.



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                            TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  THE MERGER........................................................1

  1.1.  THE MERGER...........................................................1
  1.2.  CLOSING..............................................................2
  1.3.  EFFECTIVE TIME.......................................................2
  1.4.  EFFECTS OF THE MERGER................................................2
  1.5.  ARTICLES OF INCORPORATION............................................2
  1.6.  BY-LAWS..............................................................2
  1.7.  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION......................2
  1.8.  EFFECT ON CAPITAL STOCK..............................................3
  1.9.  EXCHANGE AGENT.......................................................3
  1.10.  COMPANY STOCK OPTIONS AND RESTRICTED STOCK..........................3
  1.11.  CERTAIN ADJUSTMENTS.................................................4

ARTICLE II  EXCHANGE OF CERTIFICATES.........................................5

  2.1.  EXCHANGE FUND........................................................5
  2.2.  EXCHANGE PROCEDURES..................................................5
  2.3.  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.....................6
  2.4.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK..................6
  2.5.  NO FRACTIONAL SHARES OF PURCHASER COMMON STOCK.......................6
  2.6.  TERMINATION OF EXCHANGE FUND.........................................7
  2.7.  NO LIABILITY.........................................................7
  2.8.  INVESTMENT OF THE EXCHANGE FUND......................................7
  2.9.  LOST CERTIFICATES....................................................7
  2.10.  WITHHOLDING RIGHTS..................................................7
  2.11.  FURTHER ASSURANCES..................................................8
  2.12.  STOCK TRANSFER BOOKS................................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES..................................8

  3.1.  REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................8
  3.2.  REPRESENTATIONS AND WARRANTIES OF COMPANY...........................15
  3.3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB..........30

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS.......................31

  4.1.  CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER...................31
  4.2.  CONDUCT OF BUSINESS OF PURCHASER PENDING THE MERGER.................34
  4.3.  OPERATIONAL MATTERS.................................................35

ARTICLE V  ADDITIONAL AGREEMENTS............................................36

  5.1.  PREPARATION OF FORM S-4 AND THE JOINT PROXY STATEMENT;
          STOCKHOLDERS MEETINGS.............................................36
  5.2.  ACCOUNTANT'S LETTERS................................................38
  5.3.  ACCESS TO INFORMATION...............................................38
  5.4.  REASONABLE BEST EFFORTS.............................................39
  5.5.  NO SOLICITATION OF TRANSACTIONS.....................................40
  5.6.  EMPLOYEE BENEFITS MATTERS...........................................41
  5.7.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE..............43
  5.8.  NOTIFICATION OF CERTAIN MATTERS.....................................44
  5.9.  PUBLIC ANNOUNCEMENTS................................................44
  5.10.  LISTING OF SHARES OF PURCHASER COMMON STOCK........................44

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                                                                            PAGE


  5.11.  AFFILIATES.........................................................45
  5.12.  TRANSITION TEAM....................................................45
  5.13.  MANAGEMENT RESPONSIBILITIES........................................45
  5.14.  TAX-FREE REORGANIZATION TREATMENT..................................45
  5.15.  REPRESENTATION ON PURCHASER BOARD..................................45
  5.16.  OTHER OBLIGATIONS..................................................46

ARTICLE VI  CONDITIONS PRECEDENT............................................46

  6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........46
  6.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB....47
  6.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY.....................48

ARTICLE VII  TERMINATION AND AMENDMENT......................................49

  7.1.  TERMINATION.........................................................49
  7.2.  EFFECT OF TERMINATION...............................................51
  7.3.  FEES AND EXPENSES...................................................51

ARTICLE VIII  GENERAL PROVISIONS............................................53

  8.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..........53
  8.2.  NOTICES.............................................................53
  8.3.  INTERPRETATION......................................................54
  8.4.  COUNTERPARTS........................................................54
  8.5.  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES......................54
  8.6.  GOVERNING LAW.......................................................55
  8.7.  SEVERABILITY........................................................55
  8.8.  AMENDMENT...........................................................55
  8.9.  EXTENSION; WAIVER...................................................55
  8.10.  ASSIGNMENT.........................................................55
  8.11.  SUBMISSION TO JURISDICTION; WAIVERS................................56
  8.12.  ENFORCEMENT........................................................56
  8.13.  DEFINITIONS........................................................56





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     AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2002 (this
"AGREEMENT"), among Anthem, Inc., an Indiana corporation ("PURCHASER"), AI Sub Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Purchaser ("MERGER SUB"), and Trigon Healthcare, Inc., a Virginia corporation ("COMPANY").

                                   WITNESSETH:

      WHEREAS, the respective Boards of Directors of Company and Purchaser deem it advisable and in the best interests of each corporation and its respective stockholders that Company and Purchaser engage in a business combination in order to advance the long-term strategic business interests of Company and Purchaser;

      WHEREAS, the combination of Company and Purchaser shall be effected by the terms of this Agreement through a merger as outlined below (the "MERGER");

      WHEREAS, in furtherance thereof, the respective Boards of Directors of Company, Purchaser and Merger Sub have approved or adopted this Agreement, pursuant to which Company will be merged with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement, with each share of Class A common stock, $0.01 par value, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than Company Treasury Shares (as defined in Section 1.8(a)) and shares of Company Common Stock owned by Purchaser or Merger Sub, being converted into (as such amount may be increased as set forth in Section 7.1(i) hereof) the right to receive (i) $30.00 cash and (ii) 1.062 shares of common stock, par value $0.01 per share, of Purchaser ("PURCHASER COMMON STOCK");

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE") and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

      WHEREAS, as an inducement to and condition of Purchaser's willingness to enter into this Agreement, Company and Purchaser have entered into the Stock Option Agreement ("OPTION AGREEMENT") in the form attached hereto as Exhibit A.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act ("VSCA") and the

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Indiana Business Corporation Law ("IBCL"), Company shall be merged with and into Merger Sub at the Effective Time. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall change its name to Trigon Healthcare, Inc.

     1.2. CLOSING. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "CLOSING") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "CLOSING DATE"). The Closing shall be held at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana, unless another place is agreed to in writing by the parties hereto.

     1.3. EFFECTIVE TIME. At the Closing, the parties shall file appropriate articles of merger (the "ARTICLES OF MERGER") in such form as is required by and executed in accordance with the respective relevant provisions of the VSCA and the IBCL. The Merger shall become effective at such time as the last to be filed of the Articles of Merger are duly filed with the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Indiana or at such subsequent time as Purchaser and Company shall agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the VSCA and the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

     1.5. ARTICLES OF INCORPORATION. Except as contemplated by Section 1.1, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     1.6. BY-LAWS. At the Effective Time and without any further action on the part of Company and Merger Sub, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until thereafter changed or amended or repealed as provided therein or the articles of incorporation of the Surviving Corporation and by applicable law.

     1.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective


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successors are duly elected and qualified, as the case may be. The directors of
Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

          (a) All shares of Company Common Stock that are owned by Company as treasury stock (the "COMPANY TREASURY SHARES") or by Purchaser or Merger Sub shall be canceled and retired and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares and shares of Company Common Stock owned by Purchaser or Merger
     Sub), shall be converted at the Effective Time into the right to receive (as such amounts may be increased as set forth in Section 7.1(i) hereof)
     (i) $30.00 in cash (the "CASH CONSIDERATION") and (ii) 1.062 shares (the "EXCHANGE RATIO") of Purchaser Common Stock (the "MERGER CONSIDERATION"). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Certificate (as defined in Section 1.9) shall thereafter represent the right to receive the Merger Consideration, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3 upon the surrender of the Company Certificate in accordance with the terms hereof.

          (c) Each share of common stock, par value $0.01, of Merger Sub (the "MERGER SUB COMMON STOCK") outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

     1.9. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall appoint an exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "COMPANY CERTIFICATES") for the Merger Consideration.

     1.10. COMPANY STOCK OPTIONS AND RESTRICTED STOCK. Company and Purchaser shall take all action reasonably necessary so that each employee or director stock option exercisable for shares of Company Common Stock (the "COMPANY STOCK OPTIONS") outstanding immediately prior to the Effective Time shall have vested and become exercisable by the Effective Time and shall be converted automatically at the Effective Time into an option to purchase a number of shares of Purchaser Common Stock (a "CONVERTED OPTION") equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio (provided that any fractional share resulting from such multiplication


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shall be rounded to the nearest whole share). The Option Exchange Ratio shall mean the sum of (i) 1.062 (as such amount may be increased as set forth in Section 7.1(i) hereof) and (ii) a fraction the numerator of which is 30 (as such amount may be increased as set forth in Section 7.1(i) hereof) and the denominator of which is the closing trading price of Purchaser Common Stock on the NYSE, as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), on the Business Day prior to the Effective Time. The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Company Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Company Stock Option divided by the Option Exchange Ratio (provided that such exercise price shall be rounded to the nearest whole cent). Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of
Section 424 of the Code. Purchaser shall, as of the Effective Time, assume the obligations of Company under all plans and agreements pursuant to which a Company Stock Option has been issued and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, no later than the Effective Time; and, thereafter, Purchaser shall file one or more registration statements on appropriate forms with respect to shares of Purchaser Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding. Company and Purchaser shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.10 and any other deemed dispositions of Company equity securities (including derivative securities) or deemed acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or
(ii) at the Effective Time will become a director or officer of Purchaser, to become exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder's rights pursuant to any stock option or similar plan of the Company (the "COMPANY STOCK OPTION PLANS") and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder. All shares of restricted Company Common Stock held by current or former employees or directors of Company immediately prior to the Effective Time shall vest automatically at the Effective Time.

     1.11. CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Option Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and


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Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

     2.1. EXCHANGE FUND. At or prior to the Effective Time, Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 and (ii) cash sufficient to pay the cash portion of the Merger Consideration. Purchaser agrees to make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

     2.2. EXCHANGE PROCEDURES. Within five Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 1.8 and (B) a check for the cash portion of the Merger Consideration and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, one or more shares of Purchaser Common Stock evidencing, in the aggregate, the proper number of shares of Purchaser Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.


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     2.3. DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

     2.4. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this
Article II, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to Sections 2.3 or 2.5).

     2.5. NO FRACTIONAL SHARES OF PURCHASER COMMON STOCK.

          (a) No certificates or scrip or shares of Purchaser Common Stock representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Purchaser or a holder of shares of Purchaser Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward


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     payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3.

     2.7. NO LIABILITY. None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8. INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Purchaser.

     2.9. LOST CERTIFICATES. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

     2.10. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Purchaser, as the case may be, to the applicable taxing authority.


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     2.11. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12. STOCK TRANSFER BOOKS. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Company as follows:

          (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES. Each of Purchaser and each of its material Subsidiaries (as defined in Section 8.13) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. The copies of the articles of incorporation and by-laws of Purchaser which were previously furnished or made available to Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) CAPITAL STRUCTURE. The authorized capital stock of Purchaser consists of (i) 900,000,000 shares of Purchaser Common Stock of which 103,323,299 shares were issued and outstanding as of March 31, 2002 and
     (ii) 100,000,000 shares of Preferred Stock, without par value, none of which are outstanding. Since March 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of

     Purchaser or any other securities of Purchaser other than issuances of shares pursuant to the demutualization of Purchaser's Subsidiary and pursuant to options or rights outstanding as of March 31, 2002 under the Benefit Plans (as defined in Section 8.13) of Purchaser. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. There were outstanding as of March 31, 2002 no options, warrants or other rights to acquire capital stock from Purchaser other than options, restricted stock and share equivalents representing in the aggregate the right to purchase no more than 1,500,000 shares of Purchaser Common Stock and contracts included in Purchaser's 6% Equity Security Units issued on November 2, 2001 to purchase up to 6,394,000 shares of Purchaser Common Stock. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including without limitation all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, full paid and non-assessable, free and clear of all Liens. Section 3.1(b) of the Purchaser Disclosure Schedule delivered by Purchaser to Company prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "PURCHASER DISCLOSURE SCHEDULE") sets forth a complete and correct list, as of the date hereof, of the number of shares of Purchaser Common Stock subject to options or other rights to purchase or receive Purchaser Common Stock granted under Benefit Plans of Purchaser. As of the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser, other than proxies outstanding in connection with Purchaser's annual meeting of stockholders to be held in May of 2002.

          (c) AUTHORITY, NO CONFLICTS.

               (i) Purchaser has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger (the "SHARE ISSUANCE") and upon the exercise of Converted Options, subject in the case of the consummation of the Share Issuance to the Required Purchaser Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, subject in the case of the consummation of the Share Issuance to the Required Purchaser Vote. This Agreement and the Option Agreement have been duly executed and delivered by Purchaser and, assuming that this Agreement and the Option Agreement constitute the valid and binding agreements of Company, constitute valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement and the Option Agreement by Purchaser does not or will not, as the case may be, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "VIOLATION") pursuant to: (A) any provision of the articles of incorporation or by-laws of Purchaser or any material Subsidiary of Purchaser or (B) except as set forth in
          Section 3.1(c) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any material Subsidiary of Purchaser, or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub, the Option Agreement by Purchaser or the consummation of the Merger and the other transactions contemplated hereby or thereby, except for those required under or in relation to
          (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"),
          (D) the Exchange Act; (E) the VSCA and the IBCL with respect to the filing of the Articles of Merger, (F) rules and regulations of the NYSE, (G) the Virginia State Corporation Commission and the Indiana Department of Insurance and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
          (A) through (G) are hereinafter referred to as "NECESSARY CONSENTS."

          (d) REPORTS AND FINANCIAL STATEMENTS.

               (i) Purchaser has filed or will file prior to Closing all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 until the Closing (collectively, including all exhibits thereto, the "PURCHASER SEC REPORTS"). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Purchaser SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Except (A) to the extent reflected in the balance sheet of Purchaser included in the Purchaser SEC Reports last filed prior to the date hereof, (B) as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule or (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Purchaser does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

          (e) INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in
          (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the joint proxy statement for use relating to the approval by the stockholders of Company of this Agreement and by the stockholders of Purchaser approving the Share Issuance, or any of the amendments or supplements thereto (collectively, the "JOINT PROXY STATEMENT") will, on the date it is first mailed to Company stockholders and Purchaser stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1(b)) and the Purchaser Stockholders Meeting (as defined in Section 5.1(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by Company.

          (f) BOARD APPROVAL. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "PURCHASER BOARD APPROVAL"), has unanimously approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby, including the Merger.

          (g) VOTE REQUIRED. The affirmative vote of a majority of the votes cast by the holders of Purchaser Common Stock at the Purchaser Stockholders Meeting, provided that the total vote cast represents over 50% in interest of all securities entitled to vote, in favor of the Share Issuance ("REQUIRED PURCHASER VOTE") is the only vote of the holders of any class or series of Purchaser capital stock necessary to consummate the transactions contemplated hereby.

          (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser, except Goldman, Sachs & Co. (the "PURCHASER FINANCIAL ADVISOR"), whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

          (i) COMPANY STOCK. Neither Purchaser nor any of its Subsidiaries (including Merger Sub) is, nor at any time during the last three years has any of such been, an "INTERESTED SHAREHOLDER" of Company as defined in
     Article 14 of the VSCA. Neither Purchaser nor any of its Subsidiaries (including Merger Sub) owns, (directly or indirectly, beneficially or of record) and none of them is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Company (other than as contemplated by this Agreement and the Option Agreement).

          (j) LITIGATION, COMPLIANCE WITH LAWS.

               (i) Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(j) of the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of Purchaser having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

               (ii) Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the "PURCHASER PERMITS"). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

               (iii) Purchaser is in compliance in all material respects with all material rules and regulations of the BCBSA.

          (k) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement and the Option Agreement or the transactions contemplated hereby or thereby, since December 31, 2001 there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

          (l) OPINION OF PURCHASER FINANCIAL ADVISOR. The Board of Directors of Purchaser has received the opinion of Purchaser Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Purchaser, a copy of which opinion will promptly be made available to Company after receipt by Purchaser.

          (m) TAXES. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Purchaser or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 2001; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Purchaser is the common parent; and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, no liens for Taxes exist with respect to any of the assets or properties of Purchaser or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Purchaser has made available to Company true and correct copies of all material federal, state and local Tax Returns filed by Purchaser and its Subsidiaries on which the statute of limitations has not expired. None of Purchaser or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Purchaser or any Subsidiary; and none of Purchaser or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Purchaser is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (n) FINANCING. Purchaser has provided to Company a copy of an executed financing commitment letter related to this Agreement and the transactions contemplated hereby. Purchaser will have available to it on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          (o) ACCOUNTING AND FINANCIAL MATTERS. Since January 1, 2001, Purchaser has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity other than comments received from the staff of the SEC in connection with the initial public offering of Purchaser Common Stock. Since January 1, 2001, Purchaser's independent public accounting firm has not informed Purchaser that it has any material questions, challenges or disagreements regarding or pertaining to Purchaser's accounting policies or practices. Since January 1, 2001, no officer or director of Purchaser has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Purchaser or any of its Subsidiaries. Set forth on Section 3.1(o) of the Purchaser Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Purchasers and its Subsidiaries.

     3.2. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Purchaser as follows:

          (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

               (i) Each of Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the articles of incorporation and by-laws of Company and its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

               (ii) Except as set forth in Section 3.2(a) of the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "COMPANY DISCLOSURE SCHEDULE"), all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Company SEC Reports (as defined in Section 3.2(d)) or in Section 3.2(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

          (b) CAPITAL STRUCTURE.

               (i) The authorized capital stock of Company consists of (A) 300,000,000 shares of Company Common Stock, of which 35,786,194 shares were outstanding (which amount includes all shares of restricted Company Common Stock outstanding) as of the date hereof, (B) 300,000,000 shares of Class B common stock, par value $0.01 per share, of which no shares are outstanding, (C) 75,000,000 shares of Class C common stock par value $0.01 per share, of which no shares are outstanding, and (D) 50,000,000 shares of Preferred Stock, without par value, none of which are outstanding and 3,000,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "COMPANY RIGHTS") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of July 16, 1997 (the "COMPANY RIGHTS AGREEMENT"), between Company and First Chicago Trust Company of New York, as Rights Agent. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no capital stock is entitled to (or was issued in violation of) preemptive rights. Other than shares of Company Common Stock reserved for issuance under the Option Agreement and 725,912 shares of Company Common Stock reserved for issuance under the Company ESPP, there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Company other than the Company Rights and Company Stock Options representing in the aggregate the right to purchase no more than 3,522,415 shares of Company Common Stock under the Company Stock Option Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of (x) as of March 31, 2002, the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Option Plans or otherwise, and the dates of grant, vesting dates, expiration dates, exercise prices and holders of each such Company Stock Option, (y) as of March 31, 2002, the number of shares of restricted Company Common Stock outstanding, and the dates of grant, vesting dates, expiration dates and holders of each such share of restricted Company Common Stock and (z) the total amount of deductions withheld for the pay period ending April 15, 2002, with respect to purchases to be made pursuant to the Company ESPP. The shares of Company Common Stock issuable pursuant to the Option Agreement have been duly reserved for issuance by Company, and upon any issuance of such shares of Company Common Stock in accordance with the terms of the Option Agreement or as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien, pledge, security interest, claim or other encumbrance.

               (ii) No bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

               (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as contemplated by the Option Agreement or as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

          (c) AUTHORITY; NO CONFLICTS.

               (i) Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the Required Company Vote (as defined in Section 3.2(h)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject to the approval of this Agreement by the Required Company Vote. This Agreement and the Option Agreement have been duly executed and delivered by

          Company and, assuming that this Agreement and the Option Agreement constitute the valid and binding agreements of Purchaser and, in the case of this Agreement, Merger Sub, constitute valid and binding agreements of Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement and the Option Agreement by Company does not or will not, as the case may be, and the consummation by Company of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Company or any Subsidiary of Company or
          (B) except as set forth in Section 3.2(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement or the Option Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d) REPORTS AND FINANCIAL STATEMENTS.

               (i) Company has filed or will file prior to Closing all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 until the Closing (collectively, including all exhibits thereto, the "COMPANY SEC REPORTS"). No Subsidiary of Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Except (A) to the extent reflected in the balance sheet of Company included in the Company SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.2(d) of the Company Disclosure Schedule or (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (e) RESERVES. The loss reserves and other actuarial amounts of Company and its Subsidiaries recorded in their respective financial statements contained in the Company SEC Reports and all statutory reports as of December 31, 2001, as of such date: (i) were determined in accordance in all material respects with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable Laws and the requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Company SEC Reports or the statutory reports and related actuarial opinions for the Company and its Subsidiaries for the 2001 fiscal year, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Company is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Company or its Subsidiaries). The capital and surplus for each insurance and health maintenance organization Subsidiary of Company is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law.

          (f) INFORMATION SUPPLIED.


               (i) None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Company stockholders and to Purchaser stockholders or at the time of the Company Stockholders Meeting and the Purchaser Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 3.2(f), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by Purchaser or Merger Sub.

          (g) BOARD APPROVAL. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL"), has unanimously (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Company and its stockholders, and (ii) adopted this Agreement and approved the Option Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Company has taken all actions necessary to exempt Purchaser and Merger Sub from the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation and to make any applicable Virginia corporate takeover statutes or other similar statutes inapplicable to the transactions contemplated by this Agreement and the Option Agreement, including the Merger.

          (h) VOTE REQUIRED. The affirmative vote of the holders of more than 66-2/3 % of the outstanding shares of Company Common Stock to approve this Agreement (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of

     Company capital stock necessary to consummate the transactions contemplated hereby and by the Option Agreement.

          (i) LITIGATION, COMPLIANCE WITH LAWS.

               (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.2(i) of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

               (ii) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by the Option Agreement, Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, as conducted on the date hereof, taken as a whole (the "COMPANY PERMITS"). Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by the Option Agreement.

               (iii) Company is in compliance in all material respects with all material rules and regulations of the BCBSA.

          (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby and thereby or as set forth in Section 3.2(j) of the Company Disclosure Schedule, since December 31, 2001, Company and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or
     (ii) any action taken by Company or any of its Subsidiaries during the period from December 31, 2001 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Purchaser, would constitute a breach of Section 4.1(c), (d), (e), (j) (only with respect to the sixteen Company executives with executive continuity agreements), (k) or (q).

          (k) ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or as disclosed on Section 3.2(k) of the Company Disclosure Schedule, (i) the operations of Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits, (ii) there are no pending or, to the knowledge of Company, threatened, actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or its Subsidiaries or, to the knowledge of Company, involving any real property currently or formerly owned, operated or leased by Company or its Subsidiaries, (iii) Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and all real property operated or leased by Company or its Subsidiaries is free of Hazardous Materials in conditions and concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Company or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises, (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises, and (vi) Company has made available to Purchaser the most recent Environmental Report, dated February 2002.

          As used in this Agreement, "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which
     (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing, on or prior to the Closing Date. As used in this Agreement, "ENVIRONMENTAL PERMITS" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Company or any of its Subsidiaries. As used in this Agreement, "HAZARDOUS MATERIALS" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

          (l) INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or as disclosed on Section 3.2(l) of the Company Disclosure Schedule, (a) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Company, the use of any Intellectual Property by Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; and (d) neither Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Company and its Subsidiaries and, to the knowledge of Company, no Intellectual Property owned or licensed by Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (m) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Bear Stearns & Company, Inc. (the "COMPANY FINANCIAL ADVISOR"), whose fees and expenses will be paid by Company in accordance with Company's agreements with such firm, copies of which have been provided to Purchaser.

          (n) TAXES. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as set forth in Section 3.2(n) of the Company Disclosure Schedule, Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company's Annual Report on Form 10-K for the year ended December 31, 2001; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Company is the common parent; and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Company has made available to Purchaser true and correct copies of all material federal, state and local Tax Returns filed by Company and its Subsidiaries on which the statute of limitations has not expired. None of Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.2(n) of the Company Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company or any Subsidiary; and none of Company or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (o) CERTAIN CONTRACTS.

               (i) Section 3.2(o)(i) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements to which Company or any of its Subsidiaries is a party or by which it is bound: (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act),
          (ii) the ten largest provider and the ten largest customer contracts measured in terms of payments to or receipts from Company and its Subsidiaries, (iii) any contract that involves annual premiums, premium equivalents or payments greater than $50 million and that, by its terms, does not terminate within one year after the date of such contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of Health Insurance Portability and Accountability Act of 1996 ("HIPAA") or other statutory or regulatory requirements), (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor in amounts greater than $5,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers, and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision), (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity, (vi) collective bargaining contracts, (vii) material joint venture, partnership agreements or other similar agreements,
          (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $10 million, (ix) any contract, agreement or policy for reinsurance with a third party, (x) leases for real or personal property involving any annual expense in excess of $600,000 and not cancelable by Company (without premium or penalty) within twelve months or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (x) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (y) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries (including the Surviving Corporation), in each case, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole), the Purchaser and its affiliates (taken as a whole), as applicable, or in any geographic area material to the Company and its Subsidiaries (taken as a whole) or to the Purchaser and its Subsidiaries (taken as a whole), as applicable (other than exclusivity provisions or arrangements with providers of healthcare services) (collectively, the "MATERIAL CONTRACTS").

               (ii) Neither Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (p) EMPLOYEE BENEFIT PLANS.

               (i) Section 3.2(p) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan, stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining agreement, bonus, incentive, deferred compensation, and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Company or any of its Subsidiaries has any present or future right to benefits and under which Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS"; provided, however, that for purposes of this Section 3.2(p), the terms Benefit Plans and Company Plans shall not include any benefit plans, agreements, policies, programs or arrangements sold or marketed by Company or its Subsidiaries.

               (ii) With respect to each material Company Plan, Company has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year: (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

               (iii) Except as would not reasonably be expected to have a Material Adverse Effect on Company, (A) each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of
          Section 401(a) of the Code is so qualified; (B) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened; (C) neither Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or
          Section 406 of ERISA, which would subject Company, the Surviving Corporation or any of their Subsidiaries to any taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or 502(i) of ERISA and Company has no other liability under the Code with respect to any Company Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Company Plan provides for an increase in benefits on or after the Closing Date; and (E) each Company Plan may be amended or terminated without additional obligation or liability as a result of such termination or amendment (other than those obligations and liabilities which have accrued as of the time immediately prior to such termination or amendment in accordance with the terms of such Company Plan).

               (iv) Except as disclosed in Section 3.2 (p)(iv) of the Company Disclosure Schedule, neither Company nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provides coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

               (v) Except as disclosed in Section 3.2(p)(v) of the Company Disclosure Schedule, no Company Plan exists which would reasonably be expected to result in the payment to any employee of Company or any of its Subsidiaries of any cash payment or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. Except as disclosed on Section 3.2(p) of the Company Disclosure Schedule, there is no contract or agreement, plan or arrangement by Company or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

               (vi) Except as would not reasonably be expected to have a Material Adverse Effect on Company, all individuals who are or have been eligible to participate in the Company Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

          (q) LABOR MATTERS. (1) Neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company or its Subsidiaries); (2) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there are no current or, to the knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries; (5) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (6) Company has complied in all material respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; (7) Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Company, nor will Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Company of any persons employed by Company or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code
     Section 4980B; and (8) Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all ---- other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (r) AFFILIATE TRANSACTIONS. Except as disclosed in the Company SEC Reports or as disclosed in Section 3.2(r) of the Company Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

          (s) STATUTORY FINANCIAL STATEMENTS. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Company or any of its Subsidiaries with the Virginia State Corporation Commission ("VSCC") for the years ended December 31, 1999, 2000 and 2001, and for each quarterly period ending after December 31, 2001 and prior to the Closing Date (the "VSCC FILINGS") and the statutory balance sheets and income statements included in such VSCC Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto, or the statutory reports and related actuarial opinions for Company or its Subsidiaries for the 2001 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

          (t) INSURANCE. Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a party or is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

          (u) RIGHTS AGREEMENT. The Rights Agreement has been amended so that Purchaser and Merger Sub, with respect to the transactions contemplated hereby and by the Option Agreement, are each exempt from the definition of "ACQUIRING PERSON" contained in the Company Rights Agreement, no "STOCK ACQUISITION DATE" or "DISTRIBUTION DATE" or "TRIGGERING EVENT" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution and delivery of this Agreement and the Option Agreement or the consummation of any of the transactions contemplated hereby or thereby, including the Merger. The Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Company Rights Agreement have been previously provided or made available to Purchaser.

          (v) NO DISSENTERS' RIGHTS. Company stockholders are not entitled to any dissenters' or appraisal rights in connection with the Merger under the VSCA or Company's articles of incorporation or by-laws.

          (w) OPINION OF COMPANY FINANCIAL ADVISOR. The Board of Directors of Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion will promptly be made available to Purchaser after receipt by Company.

          (x) ACCOUNTING AND FINANCIAL MATTERS. Since January 1, 2001, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2001, Company's independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company's accounting policies or practices. Since January 1, 2001, no officer or director of Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any of its Subsidiaries. Set forth on Section 3.2(x) of the Company Disclosure Schedule is, among other things, a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries.

     3.3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub represent and warrant to Company as follows:

          (a) ORGANIZATION. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Indiana. Merger Sub is a direct wholly-owned subsidiary of Purchaser.

          (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Purchaser, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the IBCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or by-laws of Merger Sub.

          (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER. Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser or as expressly contemplated by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Company and its Subsidiaries and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) neither Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a) Amend its articles of incorporation or by-laws or equivalent organizational documents;

          (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options outstanding as of the date hereof under the Option Agreement or any Benefit Plans of Company (including the Company Employee Stock Purchase Plan ("COMPANY ESPP")) and (ii) grants of equity or equity-based awards in accordance with Section 4.1(b) of the Company Disclosure Schedule.

          (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly-owned Subsidiary of Company to Company or another directly or indirectly wholly-owned Subsidiary of Company;

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

          (e) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

          (f) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

          (g) Transfer, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of Subsidiaries, with a fair market value in excess of $10 million individually or $25 million in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Company's or any Subsidiaries' business);

          (h) (I) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (x) upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or (y) as permitted by Section 5.16, (II) incur any indebtedness for borrowed money or issue any debt securities or (III) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person in excess of $5 million individually or $10 million in the aggregate (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

          (i) Enter into or amend any Material Contract, any other contract or agreement (with "other contract or agreement" being defined for purposes of this subsection as a contract or agreement which involves Company incurring a liability in excess of $10 million individually or $25 million in the aggregate and which is not terminable by Company without penalty upon one year or less notice (other than (x) contracts or amendments issued or entered into in the ordinary course of business with customers or providers of Company or its Subsidiaries, (y) customer agreements that are not terminable within one year solely as a result of HIPAA or other statutory or regulatory requirements or (z) as required by law)) or, except for any agreement in the ordinary course of business and that is not inconsistent with Section 5.16, agreement with an affiliate of Company;

          (j) Except (A) to the extent required under this Agreement or as set forth on Section 4.1(j) of the Company Disclosure Schedule, (B) pursuant to applicable law or (C) pursuant to existing obligations under the Company Plans or collective bargaining agreements, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, change-in-control or similar arrangement, consulting or severance agreement or arrangement (except, other than with respect to the sixteen Company executives with executive continuity agreements, pursuant to separation agreements and severance agreements entered into in the ordinary course of business consistent with past practice) with any present or former director, officer or other employee of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (k) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

          (l) Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (m) Settle or compromise any pending or threatened suit, action or claim involving a payment by Company or its Subsidiaries in excess of $1,000,0000 or agree to any settlement or compromise in respect thereof, if such settlement or compromise would be reasonably likely to be (i) a settlement or compromise which is the first settlement or compromise effected by the Company or its Subsidiaries with regards to any particular type of conduct or complaint or (ii) a settlement or compromise which would be substantially different than prior settlements of the Company or its Subsidiaries with regards to any particular type of conduct or complaint, which in either the case of (i) or (ii) would create an adverse precedent for claims, actions or proceedings that would be material to Company and its Subsidiaries, taken as whole;

          (n) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

          (o) Effectuate a "PLANT CLOSING" or "MASS LAYOFF", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries;

          (p) Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

          (q) Authorize or make capital expenditures other than aggregate capital expenditures not to exceed an amount equal to the aggregate capital expenditures contemplated to be made between the date of this Agreement and the Closing in the capital expenditure plan previously provided to Purchaser in writing plus $2 million;

          (r) Expand its marketing efforts beyond those states in which its products are offered as of the date of this Agreement;

          (s) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

          (t) (i)(x) Amend or alter any of the Company Stock Option Plans or any award agreements thereunder or (y) waive any provision of such plans or agreements or (z) exercise any discretionary right or take any discretionary action under or in relation to such plans or agreements, in any case, to provide that the Company shall be obligated or required to pay optionholders any difference between the applicable exercise price of such option and any other value (including any fair market value of Company Common Stock or the Merger Consideration) (any such payment, a "CASH-OUT PAYMENT") or (ii) make any Cash-Out Payment or make any loan or guarantee to any optionholders to fund the exercise price of any options (other than (I) prior to the approval of the Company's stockholders of this Agreement at Company Stockholders Meeting, aggregate Cash-Out Payments in respect of an immaterial number of options and (II) share withholding upon the exercise of options, for purposes of paying applicable withholding tax); or

          (u) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(t).

     4.2. CONDUCT OF BUSINESS OF PURCHASER PENDING THE MERGER. Purchaser shall not, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule or as may be consented to beforehand in writing by Company (such consent not to be unreasonably withheld or delayed), directly or indirectly do, or propose or commit to do, any of the following:

          (a) Amend its articles of incorporation or by-laws or equivalent organizational documents in a manner adverse to Company or its stockholders (as a group);

          (b) Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (c) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Purchaser or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options outstanding as of the date hereof under any Benefit Plans of Purchaser (including the Purchaser Employee Stock Purchase Plan ("PURCHASER ESPP")), (ii) grants of equity or equity-based awards in the ordinary course of business and the issuance of securities in settlement thereof,
     (iii) the issuance of any securities as contemplated by Section 4.2 of Purchaser Disclosure Schedule, (iv) any issuance of any shares of Purchaser Common Stock related to the demutualization of Purchaser's Subsidiary and
     (v) the issuance of any securities (other than those contemplated by clauses (i) through (iv) above) in registered primary offerings or in connection with business combinations up to a maximum aggregate value of $100 million;

          (d) Declare, set aside, make or pay any dividend or other distribution (other than repurchases of Purchaser Common Stock), payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser;

          (f) Merge or consolidate with, or acquire a material amount of assets or capital stock of, any other person, if such merger, consolidation or acquisition would reasonably be expected to materially impair, materially delay or prevent consummation of the transactions contemplated hereby, including the Merger; or

          (g) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through (f) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

     4.3. OPERATIONAL MATTERS. From the date of this Agreement until the Effective Time, each of Purchaser and Company shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Company and Purchaser shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser and Company shall (to the extent any report, announcement and publication relates to this Agreement and the Merger, and to the extent permitted by law or regulation or applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1. PREPARATION OF FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS MEETINGS.

          (a) Promptly following the date of this Agreement, Company and Purchaser shall prepare and file with the SEC the Joint Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Company and Purchaser shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Company and Purchaser will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Company shall furnish all information concerning Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans as may be reasonably required in connection with any such action. Each of Purchaser and Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Company, Purchaser and Merger Sub each agree to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading.

          (b) Company, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock (the "COMPANY STOCKHOLDERS MEETING") for the purpose of voting to approve this Agreement, and (i) except as otherwise provided in the following sentence, recommend approval of this Agreement and include in the Joint Proxy Statement such recommendation and
     (ii) use its reasonable best efforts to solicit and obtain such approval. In the event that prior to the approval of this Agreement by the Company's stockholders, the Board of Directors of Company receives a Superior Proposal (as defined in Section 8.13) and the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Virginia law, the Board of Directors of Company may withdraw, amend or modify, in a manner adverse to Purchaser, its recommendation, PROVIDED that before withdrawing, amending or modifying its recommendation, it gives Purchaser five business days' prior written notice of its intention to do so and during such time, Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement such that the Board of Directors of Company may continue to recommend the approval of this Agreement. The parties agree that nothing in this Section 5.1 shall in any way limit or otherwise affect Purchaser's right to terminate this Agreement pursuant to
     Section 7.1(c) at such time as the requirements of such subsection have been met. Any such withdrawal, amendment or modification of the recommendation shall not (x) change the adoption of this Agreement or any other approval of the Board of Directors of Company in any respect that would have the effect of causing the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation, the Company Rights Agreement and any Virginia corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or the transactions contemplated by the Option Agreement, or (y) change the obligation of Company to present this Agreement for approval at the Company Stockholders Meeting on the earliest practicable date. At any such meeting following any withdrawal, amendment or modification of Company's recommendation of this Agreement, Company may submit this Agreement to its stockholders without recommendation (although the adoption of this Agreement by the Board of Directors of Company may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law. Nothing contained in this Agreement shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact that a proposal for an Alternative Transaction has been made, the identity of the party making the proposal or the material terms of such proposal in the Form S-4 or the Joint Proxy Statement, to the extent disclosure of such facts, identity or terms is advisable under applicable law (and the disclosure of such facts, by itself, shall not be deemed a withdrawal or adverse modification or amendment of its approval or recommendation to stockholders of the Merger).

          (c) During the term of this Agreement, Company shall not take any actions to exempt any Person other than Purchaser and Merger Sub from the Company Rights Agreement, the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation, or make any Virginia state takeover statute or similar statute inapplicable to any Alternative Transaction unless, in any such case, the Board of Directors of Company determines in good faith after consultation with its outside counsel that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Virginia law.

          (d) Company will cause its transfer agent to make stock transfer records relating to Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

          (e) Purchaser, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Form S-4 becomes effective, a meeting of the holders of Purchaser Common Stock (the "PURCHASER STOCKHOLDERS MEETING") for the purpose of voting to approve the Share

     Issuance. Purchaser shall recommend such approval to its stockholders and use its reasonable best efforts to solicit and obtain such approval. The Board of Directors of Purchaser shall not withhold, withdraw, amend or modify in any manner adverse to Company its recommendation referred to in the preceding sentence (or announce publicly its intention to do so). Nothing contained in this Agreement shall prohibit Purchaser from making any factual disclosure regarding this Agreement, the Option Agreement, the parties hereto, or any of the transactions contemplated hereby or thereby, if such disclosure is advisable under applicable law (and the disclosure of such information, by itself, shall not be deemed a withdrawal or adverse modification or amendment of its approval or recommendation to its stockholders of the Share Issuance).

          (f) Company and Purchaser shall endeavor to hold the Company Stockholder Meeting and the Purchaser Stockholder Meeting as closely together in time as practicable and, to the extent possible, on the same date.

     5.2. ACCOUNTANT'S LETTERS.

          (a) Purchaser shall use its reasonable best efforts to cause to be delivered to Company a letter from Purchaser's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Company shall use its reasonable best efforts to cause to be delivered to Purchaser a letter from Company's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, addressed to Company and Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     5.3. ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information (but only if such party shall have used commercially reasonable efforts to get any such restriction waived). The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Company and Purchaser (the "CONFIDENTIALITY AGREEMENT"). Any investigation by Purchaser or Company shall not affect the representations and warranties of Company or Purchaser, as the case may be.

     5.4. REASONABLE BEST EFFORTS.

          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement or any transaction contemplated by the Option Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and by the Option Agreement as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry under the HSR Act.

          (c) In furtherance and not in limitation of the foregoing, the parties agree that Purchaser shall make as promptly as practicable such filings as are required in connection with this Agreement and the transactions contemplated hereby on its behalf, including the "Form A" regulatory filings to be made with the Virginia State Corporation Commission and shall, in consultation with Company, coordinate the conduct of any hearing or hearings before the Virginia State Corporation Commission in connection with such filings. Company and Purchaser will reasonably cooperate with regard to the content of the filings referred to in the first sentence of this Section 5.4(c). Company and Purchaser, as the case may be, shall submit all such filings and hearing testimony, witness lists and other similar materials relating to any hearing to the other for its review prior to filing and shall incorporate the reasonable comments of the other party.

          (d) Nothing contained in this Section 5.4 shall be construed as requiring Purchaser to agree to any conditions which would impose (i) any limitations on Purchaser's ownership or operation of all or any portion of its, any of its Subsidiaries', or

     Company's (or any of its Subsidiaries') business or assets, or to compel Purchaser or any of its Subsidiaries to dispose of or hold separate all or any portion of its, any of its Subsidiaries' or Company's or any of its Subsidiaries' business or assets, (ii) any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock, (iii) any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iv) any other obligation, restriction, limitation, qualification or other conditions, which, in the case of any of clauses (i) through (iv) above, would be reasonably likely to have a material and adverse effect on Purchaser and its Subsidiaries, taken as a whole, have a material and adverse effect on Company and its Subsidiaries, taken as a whole, or materially impair the long-term benefits sought to be derived from the Merger.

     5.5. NO SOLICITATION OF TRANSACTIONS. Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Alternative Transaction (as defined in Section 8.13), or negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Alternative Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or the Option Agreement; PROVIDED that, at any time prior to the approval of this Agreement by Company's stockholders, Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was not solicited or encouraged after the date of this Agreement, if and so long as the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside legal counsel that the failure to provide such information or engage in such negotiations or discussions is or would reasonably be expected to constitute a breach of the directors' fiduciary duties under Virginia law and determines in good faith that such a proposal is a Superior Proposal. Company shall notify Purchaser promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Purchaser a copy of such written proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for an Alternative Transaction, Company shall (i) give to Purchaser five business days' prior written notice of its intention to do so, and during such time shall, if requested by Purchaser, engage in good faith negotiations to amend this Agreement such that the Board of Directors of Company will not be required to provide such information pursuant to its fiduciary duties, and (ii) receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations and that it will deliver to Purchaser copies of (or, if oral, summaries of) any changes to any proposals or offers. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Alternative Transaction and will not waive any rights under any standstill or confidentiality agreements entered into with such parties.

     5.6. EMPLOYEE BENEFITS MATTERS.

          (a) CONTINUATION AND COMPARABILITY OF BENEFITS. From the Effective Time until December 31, 2003 (the "Benefits Continuation Period"), the Surviving Corporation shall provide compensation and Benefits Plans to the current and former employees of Company and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) that are in the aggregate no less favorable than those provided to the current and former employees of the Company and its Subsidiaries as of the Effective Date. On or prior to January 1, 2004, the Purchaser shall have caused the compensation and Benefit Plans providing compensation and benefits to the current and former employees of Purchaser (other than current and former employees of the Surviving Corporation and its Subsidiaries) on the one hand, and the current and former employees of the Surviving Corporation and its Subsidiaries, on the other hand, to be in the aggregate comparable for similarly situated current and former employees.

          (b) PRE-EXISTING LIMITATIONS; SERVICE CREDIT. With respect to any Benefit Plans in which any Company employees first become eligible to participate, on or after the Effective Time, and which are plans that the Company employees did not participate in prior to the Effective Time (the "NEW COMPANY PLANS"), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company employees under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by Company employees during the calendar year in which the Effective Time occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that such Company employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Company on the Effective Time and continuously thereafter until the effective time of coverage in the New Company Plans, and (B) recognize service of the Company employees with Company (or otherwise credited by Company) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent service is taken into account under the applicable New Company Plan; provided, however, in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Service with Company will also be recognized under any New Company Plan that is a defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with Company under any defined benefit plan of Company.

          (c) RETENTION AGREEMENTS. Company and Purchaser have entered into binding employment arrangements with the certain executives of Company set forth on Exhibit B hereto.

          (d) COMPANY PLANS. From and after the Effective Time, Purchaser shall and shall cause its affiliates (including the Surviving Corporation and its Subsidiaries) to honor all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. Without limiting the generality of the foregoing sentence, Purchaser shall cause the Company to continue (i) its Retirement Program without modification through December 31, 2003 and shall maintain the defined benefit portion of such plan, without modification, through October 1, 2003; and (ii) its annual and long term incentive plans (the "BONUS PLANS") in effect throughout the Benefits Continuation Period; PROVIDED that (i) the Purchaser or Company may modify the performance measures under the Bonus Plans to reflect equitably and appropriately the transactions contemplated by this Agreement subject to the consent of the CEO of the Company as of the date hereof, which consent shall not be unreasonably withheld; (ii) the target bonus as a percentage of base salary shall not be reduced throughout the Benefits Continuation Period; and (iii) the Company performance in respect of calculations made under the Bonus Pans for 2002 and 2003 calendar years shall be calculated without taking into account any changes, expenses or costs associated with or arising as a result of the transactions contemplated by the Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and Company may modify the Bonus Plans accordingly.

          (e) SUBSEQUENT DISPOSITION. If Purchaser disposes of Company or any of its Subsidiaries or all or substantially all of their respective assets during the Benefits Continuation Period, Purchaser shall require the purchaser of Company, its Subsidiaries or their respective assets, as the case may be, to expressly agree to assume and perform the provisions of this Section 5.6 through the remainder of the Benefits Continuation Period with respect to provision of compensation and benefits.

          (f) EMPLOYEE STOCK PURCHASE PLAN. Company shall take all action to the extent necessary (including amending the Company ESPP) such that the Company ESPP will terminate immediately prior to the Effective Time and all participants will automatically exercise their purchase rights immediately prior to the termination of the plan. Purchaser shall take all action to the extent necessary (including amending the Purchaser ESPP) such that the employees of Company or its Subsidiaries prior to the Effective Time who become employees of Purchaser or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Purchaser ESPP as soon as practicable after the Effective Time.

     5.7. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the Effective Time) directors, officers and employees of Company and its Subsidiaries (the "INDEMNIFIED PERSONS") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's articles of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Company and its Subsidiaries (but in any event to the fullest extent permitted by law) for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby), and (ii) purchase as of the Effective Time a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts, and contain terms and conditions no less advantageous, in the aggregate, as that coverage currently provided by such current policy; provided, however, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of 400% of the annual premium currently paid by Company for its current policy of directors' and officers' liability insurance and fiduciary liability insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (b) To the extent permitted by the IBCL, the articles of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to the Indemnified Persons as those set forth in the current articles of incorporation and by-laws of Company, and for a period of six years from the Effective Time, those provisions shall not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder as of the Effective Time of the Indemnified Persons, except to the extent, if any, that such modification is required after the Effective Time by applicable law.

          (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (d) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Persons is entitled, whether pursuant to law, contract or otherwise.

          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

     5.8. NOTIFICATION OF CERTAIN MATTERS. Company shall use reasonable commercial efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable commercial efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Company, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.9. PUBLIC ANNOUNCEMENTS. Purchaser and Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, the Option Agreement and the transactions contemplated hereby or thereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other a reasonable time before issuing any press release or otherwise making any public statement, and mutually agree upon any such press release or public statement, with respect to this Agreement, the Option Agreement or the transactions contemplated hereby and thereby. In addition to the foregoing, except to the extent disclosed in the Joint Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party.

     5.10. LISTING OF SHARES OF PURCHASER COMMON STOCK. Prior to the Closing Date, Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

     5.11. AFFILIATES. Promptly after execution and delivery of this Agreement, Company shall deliver to Purchaser a letter identifying all persons who, in the opinion of Company, may be deemed as of the date hereof "affiliates" of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use reasonable efforts to cause each person identified on such list to deliver to Purchaser not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto (an "AFFILIATE AGREEMENT").

     5.12. TRANSITION TEAM. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "TRANSITION TEAM") comprised of an equal number of representatives of Company and Purchaser. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Company with those of Purchaser. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses. The Transition Team shall also meet regularly to review the financial performance of Company and its affiliates and at such meetings Company shall advise the Transition Team of the status of achieving Company's then current operating plan (as has been presented to Purchaser).

     5.13. MANAGEMENT RESPONSIBILITIES; HEADQUARTERS. At the Effective Time, the Chairman and Chief Executive Officer of Company shall be named the President of the Southeast Region of Purchaser with the responsibility for Purchaser's health benefits operations in the Southeast Region and shall be based in Richmond, Virginia and shall report directly to the Chief Executive Officer of Purchaser. The headquarters and the principal executive offices of the Southeast Region of Purchaser, and of Trigon Blue Cross and Blue Shield, shall be in Richmond, Virginia.

     5.14. TAX-FREE REORGANIZATION TREATMENT. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would prevent (a) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the opinions of Tax counsel in such form and upon such matters as described in Section 6.2(c) and
Section 6.3(c). Unless required by law, each of Purchaser, Merger Sub, and Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

     5.15. REPRESENTATION ON PURCHASER BOARD. Immediately after the Effective Time, Purchaser shall appoint three of Company's current directors (none of whom shall be an employee of Company) to the Board of Directors of Purchaser. Such directors shall be appointed to each of the three classes of the Board of Directors of Purchaser such that their terms of office expire at the annual meeting of stockholders of Purchaser in 2003, 2004 and 2005, respectively.

It is the current intention of the parties that each such director shall be nominated for election upon the expiration of his or her term of office.

     5.16. OTHER OBLIGATIONS. From and after the date hereof, Company (i) shall use commercially reasonable efforts to meet the goal of repurchasing, by the Closing Date, in accordance with prudent business practices, for cash all commercial paper issued by Company or any of its Subsidiaries (whether outstanding as of the date hereof or issued hereafter) and (ii) shall, in accordance with prudent business practices, pursue as a goal the existence of cash and/or cash equivalents at Closing in an aggregate amount in accordance with disclosures made to rating agencies prior to the date hereof with respect to the transactions contemplated hereby. The parties acknowledge that contingencies may arise and facts may change, including the value of Company's investment portfolio, such that Company may, in its reasonable judgment, vary from the foregoing as appropriate; PROVIDED that Company consult and cooperate with Purchaser in good faith prior to any such variance.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Company, Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) NYSE Listing. The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Company Stockholder Approval. This Agreement shall have been approved by the Required Company Vote at the Company Stockholders Meeting.

          (f) Purchaser Stockholder Approval. The Share Issuance shall have been approved by the Required Purchaser Vote at the Purchaser Stockholders Meeting.

          (g) Required Governmental Consents. The Necessary Consents shall have been obtained, and shall be in full force and effect.

          (h) BCBSA. Any required approval of the BCBSA shall have been obtained, so that the right of the Company's Subsidiaries to use the Blue Cross and Blue Shield name in Company's Subsidiaries licensed service area shall remain in full force and effect after the Merger.

     6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Company set forth in the last sentence of Section 3.2(a)(i),
     Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(g),
     Section 3.2(h), Section 3.2(j)(ii) (but only with respect to the actions contemplated by Section 4.1(c)), Section 3.2(o)(xi), Section 3.2(u),
     Section 3.2(v) and Section 3.2(w) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and (ii) the representations and warranties of Company (other than those set forth in clause (i) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF COMPANY. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (c) TAX OPINION. Purchaser shall have received from Baker & Daniels, counsel to Purchaser, on the Closing Date, a written opinion dated such date, based on customary representations of Company and Purchaser that counsel to Purchaser deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Company,

     Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d) NECESSARY CONSENTS. None of the Necessary Consents shall contain any terms or conditions that would have any of the effects specified in clauses (i) through (iv) of Section 5.4(d).

          (e) ACCOUNTANT'S LETTER. Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, from Company's independent public accountants the "comfort" letter described in Section 5.2(b).

     6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to effect the Merger are subject to the satisfaction of, or waiver by Company, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Purchaser and Merger Sub set forth in the last sentence of
     Section 3.1(a), Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A),
     Section 3.1(f), Section 3.1(h), Section 3.1(l), Section 3.1(n), Section 3.3(b), and Section 3.3(c) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and (ii) the representations and warranties of Purchaser and Merger Sub (other than those set forth in clause (i) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (c) TAX OPINION. Company shall have received from McGuireWoods LLP, counsel to Company, on the Closing Date, a written opinion dated such date, based on customary representations of Company and Purchaser that counsel to Company deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code; and (ii) Company, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d) ACCOUNTANT'S LETTER. Company shall have received from Purchaser's independent public accountants the "comfort" letter described in Section 5.2(b).

          (e) TERMINATION OF WALKAWAY RIGHT. Either (a) the Determination Date shall have occurred and, as of the Determination Date, Company shall have no right to terminate the Agreement pursuant to Section 7.1(i) or (b) the Determination Date shall have occurred and any right which Company had as of the Determination Date to terminate this Agreement pursuant to Section 7.1(i) shall have terminated, lapsed, been withdrawn or been eliminated pursuant to a Purchaser election pursuant to Section 7.1(i).

                                  ARTICLE VII
                            TERMINATION AND AMENDMENT

     7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Company or Purchaser:

          (a) By mutual written consent of Purchaser and Company;

          (b) By either Purchaser or Company, if the Merger shall not have been consummated on or before the date that is 9 months after the date of this Agreement (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c) By Purchaser, if (i) the Board of Directors of Company shall withdraw, amend or modify its recommendation that its stockholders approve this Agreement in a manner adverse to Purchaser or (ii) the Board of Directors of Company adopts or recommends any Alternative Transaction.

          (d) By Purchaser, if any required approval of the stockholders of Company of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment thereof;

          (e) By Purchaser or Company, if any required approval of the stockholders of Purchaser of the Share Issuance shall not have been obtained by reason of the failure to obtain the Required Purchaser Vote at the Purchaser Stockholders Meeting or at any adjournment thereof;

          (f) By Purchaser or Company, if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (g) By Company, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.3 and (B) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within 45 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(e)) shall have become incapable of fulfillment;

          (h) By Purchaser, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.2 and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within 45 days of notice of such breach or (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment; and

          (i) By Company, at any time during the five Business Day period commencing the day after the Determination Date, if both of the following conditions are satisfied:

          (1) the Average Purchaser Price on the Determination Date of shares of Purchaser Common Stock shall be less than $55.00; and

          (2) (i) the number obtained by dividing the Average Purchaser Price on the Determination Date by $70.70 (such number being referred to herein as the "PURCHASER COMMON STOCK RATIO") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on April 26, 2002, and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "INDEX RATIO");

     SUBJECT, HOWEVER, to the following sentences of this Section 7.1(i). If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Purchaser; PROVIDED, that such notice of election to terminate may be withdrawn at any time within the aforementioned five Business Day period. During the five Business Day period commencing with its receipt of such notice, Purchaser shall have the option of either (I) adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $55.00 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Purchaser Price, (II) increasing the Cash Consideration by an amount (the "TOP-UP AMOUNT") equal to the product of (x) the Average Purchaser Price and (y) the positive difference between (A) the adjusted Exchange Ratio determined by performing (for purposes of this clause (II) only) the calculation set forth in the preceding clause (I) and (B) 1.062 or (III) increasing each of the Cash Consideration and adjusting the Exchange Ratio as Purchaser may determine, so long as the sum of (i) the amount of the increase of the Cash Consideration and (ii) the value of the product of (x) the Average Purchaser Price and (y) the Exchange Ratio as adjusted pursuant to this clause (III) MINUS 1.062, is equal to the Top-Up Amount; PROVIDED, that Purchaser shall not be entitled to elect to increase the Cash Consideration pursuant to clauses (II) or
     (III) unless the parties agree (each acting reasonably and in good faith) that the transaction, as adjusted pursuant to this Section 7.1(i), qualifies as a "reorganization" within the meaning of Section 368 of the Code. If Purchaser makes an election contemplated by the preceding sentence, within such five Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio or the amount of the increase in the Cash Consideration, or both, as applicable, whereupon no termination shall be deemed to have occurred pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio or the Cash Consideration, as applicable, shall have been so modified), and any references in this Agreement to "Exchange Ratio" or "Cash Consideration", as applicable shall thereafter be deemed to refer to the Exchange Ratio or Cash Consideration, as applicable, as adjusted pursuant to this Section 7.1(i).

     7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.3, and all of the provisions of this Section 7.2,
Section 7.3 and Section 8.1, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. The termination of this Agreement shall not affect the Option Agreement other than pursuant to its terms, which shall remain in full force and effect.

     7.3. FEES AND EXPENSES.

          (a) If this Agreement is terminated pursuant to:

               (i) (x) Section 7.1(c)(i) in a case where (i) the Board of Directors of Company was aware of the existence of a bona fide proposed Alternative Transaction or the intention to propose a bona fide Alternative Transaction and (ii) such proposed Alternative Transaction or intention had not been withdrawn prior to the taking of the actions set forth in Section 7.1(c)(i) and (except as provided for below in this Section 7.3(a)) at the time of such termination by Purchaser or (y) Section 7.1(c)(ii);

               (ii) Section 7.1(d), if prior to the Company Stockholders Meeting there has been a public announcement of a bona fide proposed Alternative Transaction (and such proposed Alternative Transaction had not been publicly withdrawn at least two Business Days prior to the time of such meeting); or

               (iii) Section 7.1(h)(i), based on a material breach by Company of
          Section 5.1(b), Section 5.1(c) or Section 5.5, in a case where (x) the Board of Directors of Company was aware of the existence of a bona fide proposed

          Alternative Transaction or the intention to propose a bona fide Alternative Transaction and (y) such proposed Alternative Transaction or intention had not been withdrawn prior to such breach,

     then, (x) in the case of a termination contemplated by Section 7.3(a)(i) (so long as (a) such termination occurs by the end of the first Business Day following the day on which Purchaser receives written notice from Company in accordance with Section 8.2 of the actions by the Board of Directors of Company contemplated by Section 7.1(c)(i) or (c)(ii) and (b) the proposed Alternative Transaction or intention had not been withdrawn prior to the time of such termination by Purchaser), (I) Company shall pay to Purchaser within one Business Day following termination of this Agreement, a fee, in cash, of $94,605,750.00 and (II) if Company within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser $94,605,750.00 simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (y) in the case of a termination pursuant to any of
     Section 7.3(a)(i) (but (a) after the end of the first Business Day following the day on which Purchaser receives written notice from Company in accordance with Section 8.2 of the actions by the Board of Directors of Company contemplated by Section 7.1(c)(i) or (c)(ii) or (b) in a case in which the proposed Alternative Transaction or intention had been withdrawn prior to the time of such termination by Purchaser), Section 7.3(a)(ii) or
     Section 7.3(a)(iii), if Company within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser $189,211,500.00 simultaneously with such consummation or entering into such definitive agreement, as the case may be.

          (b) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that each Purchaser and Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement; provided, however, that if Company withdraws, amends or modifies its recommendation with respect to this Agreement or the Merger, Purchaser shall not be responsible for any costs or expenses related to any materials sent or delivered to Company's stockholders in respect thereof. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Joint Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except
(a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.3 and all of the provisions of Section 7.2, Section 7.3 and Section 8.1, which shall survive termination.

     8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  if to Purchaser or Merger Sub, to

               Anthem, Inc.
               120 Monument Circle
               Indianapolis, IN 46204
               Attention: David R. Frick, General Counsel

          with a copy to

               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Attention: Stephen M. Kotran, Esq.

               and

               Baker & Daniels
               300 N. Meridian Street
               Suite 2700
               Indianapolis, IN 46240
               Attention: James A. Aschleman, Esq.

          (b)  if to Company, to

               Trigon Healthcare, Inc.
               2015 Staples Mill Road
               Richmond, VA 23230
               Attention: Thomas R. Byrd

          with a copy to

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY 10019
               Attention: Edward D. Herlihy, Esq.

               and

               McGuireWoods LLP
               One James Center
               901 East Cary Street
               Richmond, VA 23219-4030
               Attention: R. Gordon Smith, Esq.

     8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement and the Option Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement and the Option Agreement shall each be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the Option Agreement.

     8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement, including the schedules hereto, the Option Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Sections 1.10 and 5.7 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.

     8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana (except to the extent that Virginia law applies to the internal and corporate affairs of Company).

     8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company and the stockholders of Purchaser, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.9. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     8.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Purchaser without the consent of

Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11. SUBMISSION TO JURISDICTION; WAIVERS. Each of Purchaser and Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the Courts of the State of Indiana and each of Purchaser and Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Purchaser and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.12. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.13. DEFINITIONS. As used in this Agreement.

          (a) "ALTERNATIVE TRANSACTION" means any of the following events: (i) the acquisition of Company by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (any of the above, a "BUSINESS COMBINATION TRANSACTION") by any person other than the Purchaser, Merger Sub or any affiliate thereof (a "THIRD PARTY"), (ii) Company's acquisition of a Third Person in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 50% of the Company's outstanding capital stock immediately following such Business Combination Transaction or (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock or of 20% or more of the assets of Company and its Subsidiaries taken as a whole, in a single transaction or a series of related transactions.

          (b) "AVERAGE PURCHASER PRICE" means the average (rounded to the nearest thousandth) of the closing trading prices of Purchaser Common Stock on the NYSE, as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), for the 20 full trading days ending on, and including, the Determination Date.

          (c) "BCBSA" means the Blue Cross Blue Shield Association.

          (d) "BENEFIT PLANS" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

          (e) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

          (f) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          (g) "CONTROLLED GROUP" means any trade or business (whether or not incorporated) under common control with Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          (h) "DETERMINATION DATE" means the Business Day on which the last of the following occurs: (i) the condition set forth in Section 6.1(e) is satisfied, (ii) the condition set forth in Section 6.1(f) is satisfied,
     (iii) the condition set forth in Section 6.1(h) is satisfied, and (iv) the last of the Necessary Consents is obtained (on terms that satisfy Section 6.2(d)).

          (i) "GOOD STANDING" means, when used with respect to the status of any corporation domiciled or doing business in a particular state, that such corporation has filed its most recent required annual report and (i) if a domestic corporation, has not filed articles of dissolution, and (ii) if a foreign corporation, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

          (j) "INDEX GROUP" means the group of each of the health benefits companies listed below, the common stock of all of which shall continue to be publicly traded and as to which there shall not have been, on or after April 26, 2002, and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company, or an announcement that such company is considering such a transaction. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The relevant health benefits companies and the weights attributed to them are as follows:

---------------------------------------------------------------------------
               COMPANY                             WEIGHTING
---------------------------------------------------------------------------
                Aetna                                 8.5%
---------------------------------------------------------------------------
                CIGNA                                19.4%
---------------------------------------------------------------------------
              Coventry                                2.1%
---------------------------------------------------------------------------
         First Health Group                           3.8%
---------------------------------------------------------------------------
             Health Net                               4.5%
---------------------------------------------------------------------------
               Humana                                 3.4%
---------------------------------------------------------------------------
    Mid Atlantic Medical Services                     2.2%
---------------------------------------------------------------------------
         Oxford Health Plans                          5.2%
---------------------------------------------------------------------------
      PacifiCare Health Systems                       1.1%
---------------------------------------------------------------------------
         United Health Group                         36.4%
---------------------------------------------------------------------------
      Wellpoint Health Networks                      13.4%
---------------------------------------------------------------------------


     If any company belonging to the Index Group or Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the common stock of such company or Purchaser shall be appropriately adjusted for the purposes of applying Section 7.1(i).

          (k) "INDEX PRICE" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

          (l) "LIENS" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

          (m) "MATERIAL ADVERSE EFFECT" means, with respect to Purchaser or Company, as the case may be, (x) any effect that is materially adverse to the business, assets, operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, respectively, other than any effect relating to (A) the United States or global economy or securities markets in general, (B) the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser, (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles or (D) general changes in the health benefits business, PROVIDED, that with respect to each of clauses (A), (C) and (D) that such effect is not materially more adverse with respect to the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, than the effect on comparable health benefits businesses generally, and (y) any effect that materially impairs, materially delays or prevents consummation of the transactions contemplated hereby, including the Merger.

          (n) "THE OTHER PARTY" means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

          (o) "PERMITTED LIENS" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

          (p) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (q) "SEC" means the Securities and Exchange Commission.

          (r) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (s) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a Person other than Purchaser, Merger Sub or an affiliate thereof (i) which is for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Company's capital stock or (B) all or substantially all of the consolidated assets of Company and its Subsidiaries and (ii) which is otherwise on terms which Company's Board of Directors determines in good faith (A) would result in a transaction that, if consummated, is more favorable to Company's stockholders, from a long-term financial point of view, than the Merger or, if applicable, any proposal by the Purchaser to amend the terms of this Agreement (based on the written advice of a nationally recognized investment banking firm) taking into account all the terms and conditions of such proposal and this Agreement and the relative impact of the Merger and such other proposed transaction on the other Persons whose interests the Board of Directors of Company may consider under Virginia law (to the extent they may do so), and
     (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed.

          (t) "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

          (u) "TAX RETURN" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

      IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    ANTHEM, INC.


                                    By: /s/ Larry C. Glasscock
                                        -------------------------------------
                                        Name:  Larry C. Glasscock
                                               ------------------------------
                                        Title: President and Chief Executive
                                               ------------------------------
                                               Officer
                                               ------------------------------

                                    AI SUB ACQUISITION CORP.


                                    By: /s/ Larry C. Glasscock
                                        -------------------------------------
                                        Name:  Larry C. Glasscock
                                               ------------------------------
                                        Title: President and Chief Executive
                                               ------------------------------
                                               Officer
                                               ------------------------------

                                    TRIGON HEALTHCARE, INC.


                                    By: /s/ Thomas G. Snead, Jr.
                                        -------------------------------------
                                        Name:  Thomas G. Snead, Jr.
                                               ------------------------------
                                        Title: Chairman & Chief Executive
                                               ------------------------------
                                               Officer
                                               ------------------------------


Merger Agreement Signature Page

                                                                  EXECUTION COPY
                                                                  --------------
                                                                       EXHIBIT A


                             STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT, dated as of April 28, 2002 (this "OPTION AGREEMENT"), between Anthem, Inc. an Indiana corporation ("GRANTEE"), and Trigon Healthcare, Inc. a Virginia corporation ("ISSUER").

                                    RECITALS

          A. MERGER AGREEMENT. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of April 28, 2002 (as amended, restated or otherwise modified from time to time, the "MERGER AGREEMENT"), which agreement was executed and delivered concurrently with the execution and delivery of this Option Agreement, pursuant to which Issuer is to merge with and into a wholly owned subsidiary of Grantee (the "MERGER"); and

          B. OPTION. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. GRANT OF OPTION.

          (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to an aggregate of 19.9% of the total fully paid and nonassessable shares of the Class A common stock, par value $0.01 per share, of Issuer ("COMMON STOCK") issued and outstanding at the close of business on April 28, 2002, at a price per share equal to $84.25 (the "OPTION PRICE"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth; PROVIDED, HOWEVER, that in no event shall the number of shares for which this Option is exercisable (when exercisable) exceed 19.9% of the issued and outstanding shares of Common Stock. Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under the Company Rights Agreement (as such term is defined in the Merger Agreement).

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Option Agreement and other than pursuant to an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then

                                                                       EXHIBIT A


issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.

          2. EXERCISE.

          (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); PROVIDED that the Holder shall have sent written notice of such exercise (as provided in subsection (d) of this Section 2) within ninety (90) days following such Triggering Event (or such later period as provided in Section 10). An Exercise Termination Event shall be the earliest to occur of the following: (1) the Effective Time (as defined in the Merger Agreement) of the Merger; (2) termination of the Merger Agreement in accordance with the provisions thereof if such termination would not result in a termination fee (or partial fee) being payable to Grantee pursuant to the provisions of Section 7.3 of the Merger Agreement either upon such termination or at any time thereafter; or (3) the passage of fifteen (15) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination results in a termination fee (or partial fee) being payable to Grantee pursuant to the provisions of Section 7.3 of the Merger Agreement either upon such termination or at any time thereafter. The term "HOLDER" shall mean the holder or holders of the Option.

          (b) The term "TRIGGERING EVENT" shall mean the consummation of an Alternative Transaction (as such term is defined in the Merger Agreement) or the Company entering into a definitive agreement with respect to an Alternative Transaction, in either case, following a termination of the Merger Agreement, if such consummation of an Alternative Transaction or entering into a definitive agreement with respect to an Alternative Transaction results in a termination fee (or partial fee) being due and payable to Grantee pursuant to the terms of Section 7.3 of the Merger Agreement.

          (c) Issuer shall notify Grantee in writing of the occurrence of any Triggering Event promptly after it becomes aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (d) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (1) the total number of shares of Common Stock it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than ten (10) business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if prior notification to, approval or consent of the Blue Cross and Blue Shield Association ("BCBSA"), the Virginia State Corporation Commission or any other regulatory or antitrust agency is required in connection with such purchase, or to avoid or prevent a conflict, violation,

                                                                       EXHIBIT A


     default, right of termination, cancellation or loss with or of the license granted under the Blue Cross License Agreement and the Blue Shield License Agreement, each as amended through the date hereof, by and between BCBSA and Issuer, the Holder shall promptly file the required notice or application for approval or consent, shall promptly notify Issuer of such filing and shall expeditiously process the same and the Closing Date shall occur on the Business Day following the date on which the later of the following occurs: (i) any required notification periods have expired or been terminated and (ii) any such approvals or consents have been obtained and any requisite waiting period or periods shall have passed.

          (e) At the closing referred to in subsection (d) of this Section 2, the Holder shall (1) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in cash and (2) present and surrender this Agreement to Issuer at its principal executive offices, PROVIDED that the failure or refusal of the Issuer to accept the purchase price or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (f) At such closing, simultaneously with the delivery of immediately available funds satisfying the criteria specified in subsection (e) of this
     Section 2, (1) Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder and (2) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such shares of Common Stock in violation of applicable federal and state securities laws or the provisions of this Agreement.

          (g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 ACT") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (2) the reference to the provisions of

                                                                       EXHIBIT A

     this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 2 and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. COVENANTS OF ISSUER. Issuer agrees: (1) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other then-outstanding options, warrants, convertible securities and other rights to purchase Common Stock; (2) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (3) promptly to take all action as may from time to time be reasonably required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder, (y) in the event, under any applicable Virginia or other state insurance law prior approval of or notice to any state regulatory authority is necessary before the Option may be exercised, and (z) in the event approval or consent of the BCBSA is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state regulatory authorities as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (4) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. EXCHANGE. This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Option Agreement at the principal office of Issuer, for other Option Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same

                                                                       EXHIBIT A

number of shares of Common Stock purchasable hereunder. The terms "OPTION Agreement" and "OPTION" as used herein include any Option Agreements and related Options for which this Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, Issuer will execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. CERTAIN ADJUSTMENTS. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the same number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 5 or upon exercise of the Option), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          6. REGISTRATION RIGHTS. Upon the occurrence of a Triggering Event Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to

                                                                       EXHIBIT A

demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to eighteen (18) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Option Agreement.

          7. REPURCHASE.

          (a) At any time after the occurrence of a Triggering Event (1) at the written request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (2) at the written request of any present or former Holder who at the time owns Option Shares (each, the "OWNER"), delivered prior to an Exercise Termination Event (or such later period as provided in Section
     10), Issuer (or any successor thereto) shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price

                                                                       EXHIBIT A

     (the "OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made,
     (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder and the Owner, as the case may be, shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as

                                                                       EXHIBIT A


     appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this
     Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (1) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
     (2) deliver, as appropriate, either (A) to the Holder, a new Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          8. SUBSTITUTE OPTION.

          (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (1) to consolidate with or merge into any person, other than Grantee or a Subsidiary (as defined in the Merger Agreement) of Grantee ("Grantee Subsidiary"), or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (2) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding voting shares and share equivalents of the merged or acquiring company, or (3) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets, in one transaction or in a series of related transactions, to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of

                                                                       EXHIBIT A


     the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

               (1) "ACQUIRING CORPORATION" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (B) the acquiring person in a plan of exchange in which Issuer is acquired, (C) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and
          (D) the transferee of all or a substantial part of Issuer's assets (or the assets of any Issuer Subsidiary).

               (2) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option.

               (3) "ASSIGNED VALUE" shall mean the market/offer price, as defined in Section 7.

               (4) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Option Agreement, which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by twice the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price (the "NUMBER OF SUBSTITUTE SHARES"). The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to (I) the Average Price minus (II) quotient of (x) the product of (i) the Assigned Value minus the Option Price multiplied by (ii) the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and (y) the Number of Substitute Shares.

                                                                       EXHIBIT A


          (e) In no event, pursuant to any of the foregoing paragraphs, shall the sum (the "SUBSTITUTE OPTION SUM") of (i) the Number of Substitute Shares and (ii) the number of shares of Substitute Common Stock that the Grantee would hold if all shares of Common Stock previously obtained by Grantee through exercise of the Option were converted in any transaction contemplated by Section 8(a), exceed 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option Sum would exceed 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause
     (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to Holder equal to the excess of (1) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (2) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. REPURCHASE OF SUBSTITUTE OPTION.

          (a) At the written request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER") made prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (1) the Highest Closing Price (as hereinafter defined) exceeds (2) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the written request made prior to an Exercise Termination Event of any present or former Substitute Option Holder (each, the "SUBSTITUTE SHARE OWNER") who at the time owns shares of Substitute Common Stock issued upon total or partial exercise of the Substitute Option ("SUBSTITUTE SHARES"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares to be so repurchased. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of

                                                                       EXHIBIT A

     this Option Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
     Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of such prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (1) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (2) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so

                                                                       EXHIBIT A


     prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

          10. EXTENSION OF PERIODS UNDER CERTAIN CIRCUMSTANCES. The periods for exercise of certain rights under Sections 2, 6, 7, and 9 (and the expiration date of this Option under Section 2) shall be extended for up to a maximum of six months in any given case: (1) to the extent necessary to obtain all regulatory or other approvals (including of the BCBSA) for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory or other approvals), and for the expiration of all statutory waiting periods; (2) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (3) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

          11. REPRESENTATIONS AND WARRANTIES.

          (a) Issuer hereby represents and warrants to Grantee as follows:

               (1) Issuer has the requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer ("Issuer Board") prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Option Agreement or to consummate the transactions so contemplated. This Option Agreement has been duly and validly executed and delivered by Issuer.

               (2) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer as follows:
     Grantee has the requisite corporate power and authority to execute and deliver this Option Agreement

                                                                       EXHIBIT A

     and to perform its obligations hereunder. The execution and delivery of this Option Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Option Agreement or for Grantee to perform its obligations hereunder. This Option Agreement has been duly and validly executed and delivered by Grantee.

          (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

          12. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date fifteen
(15) days following the later of the date on which the BCBSA, the Virginia State Corporation Commission or other regulatory authority has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (1) a widely dispersed public distribution, (2) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (3) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (4) any other manner approved by the BCBSA, the Virginia State Corporation Commission or other regulatory authority.

          13. FILINGS, ETC. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the BCBSA and the Virginia State Corporation Commission for approval to acquire the shares issuable hereunder.

          14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

          15. MAXIMUM PROFIT.

          (a) Notwithstanding any other provision herein or of the Merger Agreement, in no event shall Grantee's Total Profit (as defined in Section 15(c)) exceed $189,211,500.00 (the "MAXIMUM PROFIT"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (1) reduce the number of shares

                                                                       EXHIBIT A


     subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Option Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 15(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 15(a) so that the Notional Total Profit shall not exceed the Maximum Profit; PROVIDED, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

          (c) For purposes of this Option Agreement, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 (or upon the repurchase of the Substitute Option and/or the Substitute Shares by Issuer pursuant to
     Section 9) (net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option and any other amounts paid pursuant to Sections 8(e) and 9, if any, plus (4) the amount of any termination fee paid or due and payable under the terms of the Merger Agreement (unless such termination fee is payable and has not been paid by Issuer in breach of the Merger Agreement or due to written waiver of such termination fee by Grantee) to Grantee pursuant to Section
     7.3 of the Merger Agreement, minus (5) all amounts of cash previously paid to Issuer pursuant to Section 15(a)(3) and the value of all Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 15(a)(2), which value shall be as set forth in clause
     (2) of Section 15(a).

                                                                       EXHIBIT A


          (d) For purposes of this Option Agreement, the term "NOTIONAL TOTAL PROFIT" with respect to any number of shares of Common Stock or Substitute Common Stock, as applicable, as to which Grantee may propose to exercise the Option or Substitute Option, as applicable, shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 15(a). For purposes of this Section 15, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

          16. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          17. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          18. GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed entirely in that State (except to the extent that Virginia law applies to the internal and corporate affairs of Issuer).

          19. COUNTERPARTS. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                                                                       EXHIBIT A

          21. ENTIRE AGREEMENT; THIRD-PARTY RIGHTS. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          22. CAPITALIZED TERMS. Capitalized terms used in this Option Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                                                                       EXHIBIT A


          IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

                                    TRIGON HEALTHCARE, INC.


                                    By: /s/ Thomas G. Snead, Jr.
                                        -------------------------------------
                                        Thomas G. Snead, Jr.
                                        Chairman & Chief Executive Office


                                    ANTHEM, INC.


                                    By: /s/ Larry C. Glasscock
                                        -------------------------------------
                                        Larry C. Glasscock
                                        President and Chief Executive Officer



Option Agreement Signature Page

                                                                  EXECUTION COPY
                                                                  --------------
                                                                       EXHIBIT B


             EXECUTIVES WITH RETENTION AGREEMENTS PURSUANT TO 5.6(C)
             -------------------------------------------------------


Thomas R. Byrd

Thomas Snead

                                                                  EXECUTION COPY
                                                                  --------------
                                                                       EXHIBIT C


                Form of Trigon Healthcare, Inc. Affiliate Letter




                                                     April 28, 2002

Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

          I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Trigon Healthcare, Inc., a Virginia corporation (the "COMPANY"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT").

          Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2002 (as it may be amended, supplemented or modified from time to time, the "MERGER AGREEMENT"), among Anthem, Inc., an Indiana corporation ("PURCHASER"), AI Sub Acquisition Corp., an Indiana corporation ("MERGER SUB"), and the Company, the Company will be merged with and into Merger Sub (the "MERGER"). Capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

          In consideration of the agreements contained herein, Purchaser's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of any shares of Purchaser Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations.

          I have been advised that the issuance of the shares of Purchaser Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Purchaser

Common Stock received by me may be disposed by me only (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (iii) in reliance upon an exemption from registration that is available under the Securities Act or (iv) after receipt of an opinion of counsel reasonably acceptable to Purchaser, or under a no-action or interpretative letter obtained from the Commission, stating that, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          I also understand that instructions will be given to Purchaser's transfer agent with respect to the Purchaser Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Purchaser Common Stock, or any substitutes therefor, a legend stating in substance as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

          It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date that I received Purchaser Common Stock in the Merger and the provisions of Rule 145(d)(2) are then applicable to me, (ii) two years shall have elapsed from the date that I received Purchaser Common Stock in the Merger and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) I have delivered to Purchaser an opinion of counsel, in form and substance reasonably satisfactory to Purchaser, or a no-action or interpretative letter obtained from the Commission, to the effect that such legend is not required for purposes of the Securities Act.

          I further understand and agree that Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          Neither execution of this letter nor any provisions set forth herein should be construed as an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or a waiver of any right I may have to object to any claim that I am such an affiliate on or after the date of this letter.

          By Anthem's acceptance of this letter, Anthem hereby agrees with me that, for a period of two years after the Effective Time (as defined in the Merger Agreement), it shall use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and (ii) furnish to me upon request a written statement as to whether Anthem has complied with such reporting requirements during the 12 months preceding any proposed sale of Purchaser Common Stock by me under Rule 145.

          This letter agreement constitutes the complete understanding between Purchaser and me concerning the subject matter hereof. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of Indiana.

          If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to me, at which time this letter shall become a binding agreement between us.


                                    Very truly yours,


                                    _______________________
                                    Name:

Accepted this ____ day
of __________, 2002 by


ANTHEM, INC.


By:_______________________

Name:_____________________
Title:____________________